Exhibit 99.1


Report of Independent Public Accountants



To the Stockholders of Perini Corporation:

We have audited the accompanying combined balance sheets of the joint ventures identified in Note 1 as of December 31, 1999 and 1998, and the related combined statements of income, venturers' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the joint ventures' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the joint ventures identified in Note 1 as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 11, 2000

                                                                    Exhibit 99.1

                                                Perini Corporation
                         Combined Balance Sheet of Significant Construction Joint Ventures
                                            December 31, 1999 and 1998
                                                  (In thousands)

                                                                                    1999              1998
                                                                                -------------    -------------
ASSETS

Current Assets:
     Cash and Cash Equivalents (Notes 2 and 3)                                   $  8,160         $  5,244
     Accounts Receivable, including Retainage
        of $7,736 and $14,733, respectively (Note 2)                               41,052           42,081
     Advances to Venturers (Note 5)                                                16,200           13,000
     Unbilled Work (Note 2)                                                        47,594           33,982
     Other Current Assets                                                               4                4
                                                                                 --------         --------
TOTAL ASSETS                                                                     $113,019         $ 94,311
                                                                                 ========         ========


LIABILITIES

Current Liabilities:
     Cash Overdraft (Note 3)                                                     $  4,477         $  4,318
     Accounts Payable, including Retainage
        of $8,005 and $10,586, respectively  (Note 2)                              29,577           43,779
     Deferred Contract Revenue (Note 2)                                            36,100           22,313
     Other Current Liabilities                                                      4,772            3,979
                                                                                 --------         --------
Total Current Liabilities                                                          74,926           74,389
                                                                                 --------         --------

Contingencies and Commitments (Note 4)

VENTURERS' EQUITY

Perini Corporation                                                                 22,505           12,877
Other Venturers                                                                    15,588            7,045
                                                                                 --------         --------
Total Venturers' Equity                                                            38,093           19,922
                                                                                 --------         --------

TOTAL LIABILITIES AND VENTURERS' EQUITY                                          $113,019         $ 94,311
                                                                                 ========         ========

   The accompanying notes are an integral part of these financial statements.

                                                                    Exhibit 99.1

                               Perini Corporation
     Combined Statement of Income of Significant Construction Joint Ventures
                 For the Years Ended December 31, 1999 and 1998
                                 (In thousands)






                                                 1999              1998
                                             --------------    -------------

Contract Revenues (Note 2)                       $ 188,070        $ 211,895

Cost of Operations:

     Materials, Supplies and Subcontracts          118,212          141,710
     Salaries and Wages                             55,687           46,536
                                             --------------    -------------

Total Contract Costs                               173,899          188,246
                                             --------------    -------------

Net Income                                       $  14,171        $  23,649
                                             ==============    =============




















   The accompanying notes are an integral part of these financial statements.

                                                                    Exhibit 99.1


                                                Perini Corporation
                Combined Statement of Venturers' Equity of Significant Construction Joint Ventures
                                  For the Years Ended December 31, 1999 and 1998
                                                  (In thousands)






                                                               Perini                Other
                                                             Corporation            Venturers             Total
                                                          ------------------    -----------------    ----------------
         Balance, December 31, 1997                               $  12,055             $  5,218           $  17,273

         Net Income                                                  13,722                9,927              23,649

         Distributions                                              (12,900)              (8,100)            (21,000)
                                                          ------------------    -----------------    ----------------

         Balance, December 31, 1998                               $  12,877             $  7,045           $  19,922

         Capital Contributions                                       10,080                7,920              18,000

         Net Income                                                   7,748                6,423              14,171

         Distributions                                               (8,200)              (5,800)            (14,000)
                                                          ------------------    -----------------    ----------------

         Balance, December 31, 1999                               $  22,505            $  15,588           $  38,093
                                                          ==================    =================    ================

















    The accompanying notes are an integral part of these financial statements

                                                                    Exhibit 99.1


                                                Perini Corporation
                    Combined Statement of Cash Flows of Significant Construction Joint Ventures
                                  For the Years Ended December 31, 1999 and 1998
                                                  (In thousands)

                                                                                     1999                1998
                                                                                ---------------     ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                                          $   14,171           $   23,649
Adjustments to Reconcile Net Income to Net Cash
Provided from Operating Activities:                                                          -
     Depreciation                                                                                                 2
     Changes in Operating Assets and Liabilities:                                        1,029
         Decrease in Accounts Receivable                                               (13,612)               3,965
         Increase in Unbilled Work                                                           -               (8,778)
         Decrease in Other Current Assets                                                  159                  126
         Increase (Decrease) in Cash Overdraft                                         (14,202)              (5,719)
         Decrease in Accounts Payable                                                   13,787               (2,723)
         Increase (Decrease) in Deferred Contract Revenue                                  793               (1,772)
         Increase in Other Current Liabilities                                                                2,098
                                                                                ---------------     ----------------

Net Cash Provided from Operating Activities                                         $    2,125            $  10,848
                                                                                ---------------     ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from Sale of Fixed Assets                                                  $        -            $      37
                                                                                ---------------     ----------------

Net Cash Provided from Investing Activities                                         $        -            $      37
                                                                                ---------------     ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Capital Contributions from Venturers                                                $   18,000            $       -
Distributions to Venturers                                                             (14,000)             (21,000)
(Increase) Decrease in Advances to Venturers                                            (3,200)               2,000
                                                                                ---------------     ----------------

Net Cash Provided from (Used by) Financing Activities                               $      800            $ (19,000)
                                                                                ---------------     ----------------

Net Increase (Decrease) in Cash and Cash Equivalents                                $    2,925            $  (8,115)

Cash and Cash Equivalents, Beginning of Period                                           5,244               13,359
                                                                                ---------------     ----------------

Cash and Cash Equivalents, End of Period                                            $    8,169            $   5,244
                                                                                ===============     ================


    The accompanying notes are an integral part of these financial statements

                                                                    Exhibit 99.1


                               Perini Corporation
              Notes to Combined Financial Statements of Significant
                          Construction Joint Ventures
                 For the Years Ended December 31, 1999 and 1998


[1]  Basis of Combination

Perini Corporation (the "Company"), in the normal conduct of its business, has entered into partnership arrangements, referred to as "joint ventures", for certain construction projects in order to share risk, working capital, bonding and other financial requirements and, in some instances, to obtain more extensive knowledge of a new local construction market or certain unique construction expertise required. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in a predetermined percentage of the income or loss of the project. These joint ventures are temporary in nature, generally from three to five years, since they are formed to bid on a specific project, execute the work if awarded the contract, and are liquidated at the end of the project. While control over the actual construction work performed is normally delegated to the designated joint venture sponsor, usually the partner with a 50% or higher percentage interest in the project, the overall management of the joint venture resides with a Management Committee that requires unanimous approval of certain key operational and financial matters such as the amount of the original bid, ability to borrow funds, incur debt, guarantees and lease commitments and investment policy regarding venture funds. In addition, the Management Committee requires unanimous approval over terms of sale of venture assets, settlement guidelines related to contract claims and any transaction between the joint venture and any of its partners.

In accordance with Rule 3-09 of Regulation S-X, the Company has presented combined financial statements of construction joint ventures rather than separate financial statements for each joint venture, because the Company believes that reporting the financial results of any one construction joint venture by itself would not be significant to users and could be detrimental to the Company when negotiating unapproved contract change orders and claims with the owner of the project or could unfairly assist competitors when bidding against the Company on similar contracts in the future. The following construction joint ventures have been combined in the accompanying financial statements:


                    Joint Venture Name                                             Type of Work
------------------------------------------------------------ ---------------------------------------------------------

Perini/O&G, A Joint Venture                                  Rehabilitation work on the Williamsburg Bridge in New
                                                             York City for the New York City Department of Traffic.

Perini/Kiewit/Cashman, A Joint Venture                       Tunnel and road work in Boston, MA for the
                                                             Massachusetts Highway Department.

Perini/Slattery, A Joint Venture                             Hudson-Bergen Light Rail Transit project in New Jersey
                                                             for the New Jersey Transit Corporation.

[2]  Significant Accounting Policies

[a]  Long-Term Contracts

Profits from construction joint venture contracts are generally recognized by applying the percentages of completion for each year to the total estimated profits for the contracts. The percentages of completion are determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the ventures' policy is to record the entire loss. The cumulative effect of revisions in estimates of total cost or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. An amount equal to the costs attributable to unapproved change orders and

                                                                    Exhibit 99.1

                               Perini Corporation
    Notes to Combined Financial Statements of Significant Construction Joint
                                    Ventures
                 For the Years Ended December 31, 1999 and 1998
                                   (Continued)

 [2]  Significant Accounting Policies (continued)

[a]  Long-Term Contracts (continued)

claims is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the year such amounts are resolved.

In accordance with normal practice in the construction industry, the joint ventures include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Unbilled work represents the excess of contract costs and profits recognized to date on the percentage of completion accounting method over billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over the amount of contract costs and profits recognized to date on the percentage of completion accounting method on the remaining contracts.

[b]  Income Taxes

The joint  ventures  have not  recorded  any  provision  for income taxes in the
accompanying   combined  financial   statements  as  such  liabilities  are  the
responsibility of the joint venture partners.

[c]  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to the accompanying combined financial statements  relate to the estimating of final  construction  contract  profit in accordance with accounting for long-term contracts (see Note 2[a]) and estimating potential liabilities in conjunction with certain commitments and contingencies, as discussed in Note 4. Actual results could differ from management's estimates and assumptions.

[d]  Fair Value of Financial Instruments

The joint ventures' financial instruments consist primarily of cash and cash equivalents, contract accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term nature.

[e]  Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

[3]  Cash Management

The joint ventures regularly invest excess cash in highly liquid, interest bearing investments. These temporary investments are converted to cash on an "as needed" basis to fund obligations as they become due. The amount of cash overdraft represents the amount of checks outstanding which have not been presented for payment as of December 31, 1999 and 1998.

                                                                   Exhibit 99.1

                               Perini Corporation
              Notes to Combined Financial Statements of Significant
                          Construction Joint Ventures
                 For the Years Ended December 31, 1999 and 1998
                                   (Continued)

[4]  Contingencies and Commitments

The joint ventures have noncancellable office and equipment leases with varying expiration dates through July 31, 2005. The following is a schedule, by year, of future minimum rental payments required under all operating leases that have remaining noncancellable lease terms as of December 31, 1999:


                      Year         Lease Commitments
                   ------------    -----------------
                      2000              $ 1,314,315
                      2001                  489,913
                      2002                  361,092
                      2003                  208,092
                      2004                  208,092
                      2005                  121,387
                                  -----------------
                                        $ 2,702,891
                                  =================

For the years  ended  December  31,  1999 and 1998,  rent  expense  relating  to
noncancellable   operating   leases   amounted  to  $1,764,182  and  $1,261,350,
respectively, which is included in contract costs.

Contingent liabilities include liability of contractors for performance and completion of the joint venture construction contracts. In addition, the joint ventures are involved in arbitration and alternative dispute resolution ("ADR") proceedings. In the opinion of management of the various joint ventures, the resolution of these proceedings will not have a material effect on the results of operations or financial condition as reported in the accompanying combined financial statements.

[5]  Related Party Transactions

Certain joint ventures periodically make temporary cash advances to the joint venture participants. At December 31, 1999, the amount of such temporary cash advances to Perini Corporation and other joint venture participants totalled $8,760,000 and $7,440,000, respectively. At December 31, 1998, the amount of such temporary cash advances to Perini Corporation and other joint venture participants totalled $8,000,000 and $5,000,000, respectively.

[a]  Perini Corporation

Significant billings from the Company to the joint ventures, included in the accompanying combined financial statements, for various services for the years ended December 31, 1999 and 1998 were as follows:


                                                                                              1999              1998
                                                                                        ---------------    --------------
 Equipment Rental                                                                           $2,948,330        $1,658,258
 Labor, Job Materials and Administrative Costs, including management fees                    9,647,313         7,172,284
                                                                                        ---------------    --------------
                                                                                           $12,595,643        $8,830,542
                                                                                        ===============    ==============

The above amounts include contract costs and profit paid to the Company as a subcontractor to a certain joint venture. At December 31, 1999, the subcontract was complete and had a final price of $33,871,625.

                                                                   Exhibit 99.1

                               Perini Corporation
              Notes to Combined Financial Statements of Significant
                          Construction Joint Ventures
                 For the Years Ended December 31, 1999 and 1998
                                   (Continued)

[5]  Related Party Transactions (continued)

[b]  Other Joint Venturers

Included in the combined joint ventures' cost of operations are charges for labor and certain other job material costs that were incurred with the various related parties.

[6]  Employee Benefit Plans

The combined construction joint ventures contribute to various multi-employer union retirement plans under collective bargaining agreements, which provide retirement benefits for substantially all of its union employees. The Multi-employer Pension Plan Amendments Act of 1980 defines certain employer obligations under multi-employer plans. Information regarding union retirement plans are not available from plan administrators to enable the Company to determine its share of unfunded vested liabilities.

Supervisory   personnel  are  generally   covered  under  the  sponsoring  joint
venturer's plan.